Exhibit 99.1

Ballantyne Strong Adopts One-Year Stockholder Rights Plan

OMAHA, Nebraska (November 6, 2014) – Ballantyne Strong, Inc. (NYSE MKT: BTN) today announced that its board of directors has unanimously adopted a stockholder rights plan (the "Rights Plan") and declared a dividend of one right on each outstanding share of its common stock. The Rights Plan has a 12-month duration and thus is expected to fit within ISS voting guidelines that would not result in negative vote recommendations in the election of directors.

The board of directors adopted the Rights Plan in response to the recent accumulation of approximately 13% of the Company's outstanding common stock. The Rights Plan has not been adopted in response to a takeover bid or other proposal to acquire control of the Company. The Rights Plan is designed to assure that all of the Company's stockholders receive fair and equal treatment in the event of a proposed takeover of the Company and to guard against tactics to gain control of the Company without paying a premium for that control. The Rights Plan is intended to enable all of the Company's stockholders to realize the long-term value of their investment in the Company. In addition, the Company believes that this would not be an opportune time to pursue a sale of the Company because of the stockholder value expected to be generated from execution of the Company's strategy, including complimentary acquisitions being pursued with its available cash. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the board of directors prior to attempting a takeover.

Pursuant to the Rights Plan, Ballantyne Strong is issuing one preferred stock purchase right for each current share of common stock outstanding at the close of business on November 16, 2014. Initially these rights will not be exercisable and will trade with the common stock of the Company.

Under the Rights Plan, the rights generally will become exercisable only if a person (including such person's affiliates, associates, and persons acting in concert with such person), or group acquires beneficial ownership of 15% or more of the Company's common stock (as determined in the manner specified in the Rights Plan) without the approval of the board of directors of the Company. If the rights become exercisable, they will entitle stockholders, other than the person (including such person's affiliates and associates and persons acting in concert with such person or group of which it is a member) or group that has exceed the 15% ownership limit and their transferees (whose rights will become void and will not be exercisable), to purchase, at the then-current exercise price, additional shares of common stock having a value that is twice the exercise price of the right. In addition, if the Company were acquired in a merger or other business combination after an unapproved party acquires more than 15% of the Company's common stock, each holder of the rights (other than the acquiring person) would then be entitled to purchase, at the then-current exercise price, shares of the acquiring Company's stock, having a value that is twice the exercise price of the right.

If a stockholder's beneficial ownership (as determined in the manner specified in the Rights Plan) as of the time of the adoption of the Rights Plan is at or above the threshold applicable to it (including through entry into certain derivative positions), that stockholder's existing ownership percentage is grandfathered, but the rights would generally become exercisable if such stockholder becomes the beneficial owner of one or more additional shares of the Company's common stock.

Exhibit 99.1

In addition to the board of directors' authority to amend the Rights Plan, it may redeem the rights for a nominal amount before an event triggering the exercisability of the rights.

A more detailed summary of the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital equipment, screens and managed services as well as specialty lighting equipment. The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world. Through its subsidiary, Convergent Media Systems, the Company is also a leading player in digital signage and content creation and distribution systems for the retail, hospitality, financial services, cinema and government markets.

CONTACT:

Financial Profiles, Inc.

Tricia Ross

310-622-8226

tross@finprofiles.com